Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and 2018 Employee of Stock Purchase Plan of Domo, Inc. of our reports dated March 28, 2024, with respect to the consolidated financial statements of Domo, Inc. and the effectiveness of internal control over financial reporting of Domo, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Salt Lake City, Utah
March 28, 2024